Press Release

Investor Relations/
Media Contact:	Janet M. Barth
(908) 879-2428
ADAMS RESPIRATORY THERAPEUTICS REPORTS
FISCAL 2008 FIRST QUARTER RESULTS
Strong Pre-Season Sales of New Over-The-Counter (OTC) Mucinex® Items Drive
Top-Line Growth; Operating Leverage Continues to Improve Profitabilty
First Quarter Financial Highlights:
•	Net sales increased 22% to $110.0 million

•	Pre-tax income increased 82% to $46.2 million

•	Early season sales were strong for new and established products
CHESTER, N.J. (Nov. 8, 2007) – Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today announced financial results for the fiscal first quarter ended Sept. 30, 2007.
Commenting on the quarterly financial results, president and CEO Michael J. Valentino said, “I am extremely pleased with our performance during the September quarter, which is considered to be the pre-season or ‘table-setting’ quarter for the retail trade. We recently doubled our product portfolio and initial retail orders of our new items have been very strong. Our sales and marketing teams did an outstanding job gaining retail distribution and promotional support for these new products, as well as enhanced shelf positioning for our overall over-the-counter portfolio. Our promotional efforts are now underway and we believe our Mucinex brand can achieve market leadership within the cough/cold/allergy/sinus category during this cough/cold season.”
Valentino added, “Last week we communicated our increased confidence in the anticipated benefit from the enforcement action regarding unapproved timed-release guaifenesin combination products similar to our Mucinex DM and Mucinex D initiated by the U.S. Food and Drug Administration, or FDA. Based on our current assessment of early customer response and product orders, we now expect fiscal 2008 net sales and diluted EPS to be at the higher end of our previously stated guidance ranges. We also remain focused on executing against our strategy to expand into the prescription market, and we view the recent FDA approvable letter for Mucinex with Codeine as a positive step. Beyond Mucinex with Codeine, we also have many other development projects that we believe will support our longer-term goals in both the prescription and OTC markets.”

Summary of First Quarter Financial Results
Net sales for the fiscal 2008 first quarter increased nearly $20 million or 22 percent to $110.0 million, from sales of $90.1 million in the prior year period. The higher quarterly revenue reflects strong initial retail orders of Adams’ new OTC cough/cold products, including Maximum Strength Mucinex and Mucinex Nasal Sprays. Pre-season trade purchases of many of our base OTC products, including Delsym®, were also solid during the fiscal 2008 first quarter.
As a percentage of net sales, the total gross margin was 74.1 percent for the fiscal 2008 first quarter, in line with previous guidance provided in an Aug. 21 press release. This compared to a gross margin of 67.4 percent in the prior year period, which included non-recurring expenses recorded in connection with the repurchase of the Fort Worth manufacturing assets that reduced the prior year gross margin by approximately 10 percentage points. The fiscal 2008 first quarter gross margin was also impacted by higher year-over-year raw material costs and changes in the product sales mix due to increased sales of lower-margin products, such as the new line of Maximum Strength Mucinex products.
The effective tax rate for the 2008 fiscal first quarter was 36.7 percent compared to 36.3 percent in the fiscal 2007 first quarter. The increase was mainly due to additional state filing requirements resulting from the Company’s expanded activity within various states, partially offset by a favorable increase in the allowable tax deduction provided to U.S. manufacturers.
Fiscal 2008 first quarter results included net income of $29.2 million or $0.79 in diluted EPS, compared to net income of $16.2 million, or $0.44 in diluted EPS, in the fiscal 2007 first quarter, which included a one-time pretax charge of $9.7 million, or $0.17 in diluted EPS, related to the July 2006 repurchase of the manufacturing assets in Fort Worth, Texas. First quarter earnings benefited from strong top-line growth, which produced improved operating leverage.
First Quarter Product Sales
Total net sales were $110.0 million in the fiscal 2008 first quarter, primarily driven by higher sales of adult Mucinex products. Quarterly net revenue of the oral-solid adult Mucinex line of products—including regular and maximum strength products—was $89.4 million, an increase of 24 percent versus the prior year period. Sales of the Company’s new Maximum Strength Mucinex products represented approximately 23 percent of the total oral-solid, adult Mucinex line of products. Please see the product sales table on the last page of this press release for the sales breakdown of Mucinex, Mucinex DM and Mucinex D. Retail consumption of the Mucinex adult franchise increased by 18.6 percent versus the prior year period, according to IRI for the four weeks ended Oct. 7. During the same four-week period, retail consumption within the overall cough/cold/allergy/sinus (C/C/A/S) category was flat.
The Mucinex for Children product line generated sales of $7.3 million in the 2008 fiscal first quarter and included initial orders for two new children’s products, Mucinex Cough Mini-Melts™ and Mucinex Cold Liquid, introduced in August 2007. The line’s performance represents a decline of $2.6 million versus the prior year period, which benefited from initial orders of the Mucinex for Children line of products, which was introduced in August 2006.

The Delsym line of 12-hour OTC cough liquids, which was acquired by Adams in June 2006, produced revenue of $9.9 million in the fiscal 2008 first quarter, an increase of 21 percent compared to the same period last year, driven by its first full year of professional and consumer marketing. Total Delsym consumption sales in dollars increased 10 percent for the four weeks ended Oct. 7, according to IRI, outperforming the OTC liquid cough/congestion liquids category, which declined by 9 percent compared to the prior year period. As previously announced, the Company’s new grape-flavored Delsym, available for both children and adults, received FDA approval on Sept. 28, 2007. Distribution to trade customers began Oct. 1, 2007.
The Company’s newly introduced line of Mucinex nasal sprays generated sales of $3.3 million in the fiscal 2008 first quarter, reflecting initial orders to retail trade customers. Mucinex Full Force™ and Mucinex Moisture Smart™ nasal sprays represent Adams’ entry into the OTC nasal spray product category, a $419 million market, according to IRI for the 52-weeks ended Oct. 7, 2007. Adams initiated a national consumer television advertising campaign featuring Mucinex nasal sprays during the week of Oct. 8, 2007.
Other Highlights:
•	Mucinex and Delsym brands ranked No. 1 in their respective OTC therapeutic categories in the Pharmacy Times 2007 OTC Survey of Pharmacist Recommendations. (July)

•	Adams was named to Deloitte & Touche’s prestigious Technology Fast 50 Program for New Jersey, a ranking of the 50 fastest growing technology, media, telecommunications, and life sciences companies in the area. Adams was subsequently included in Deloitte’s Technology Fast 500 Program for North America, ranking number 100 in overall revenue for the past five years. (Aug./Oct.)

•	Adams entered into a license and collaboration agreement with Lipocine Inc. for the development of adult prescription cough products. (Sept.)

•	The Company filed a lawsuit for the infringement of Adams’ U.S. Patent No. 6,372,252 against Perrigo Company in response to Perrigo’s Paragraph IV Certification. (Sept.)

•	Adams received an approvable letter from the FDA for its new drug application (NDA) for Mucinex with Codeine. (Oct.)

•	Adams was presented with two DIANA Awards at the Healthcare Distribution Management Association’s 2007 Annual Leadership Forum. One for the “Best New Pharmaceutical Product Introduction and/or Product Promotion” for Mucinex for Children and one for the “Best Consumer Products Overall Manufacturer with Sales to HDMA Distributors of More Than $10 Million.” (Oct.)

•	Adams won the Gold Award for the Best OTC Product Advertisement/Campaign at Medical Marketing & Media’s Fourth Annual Award Program. (Nov.)
Business Outlook
Revenue
•	As previously disclosed in an Oct. 29 press release, Adams expects fiscal 2008 net sales to be at the higher end of the previously stated guidance range of $400 to $440 million, reflecting early customer response to the FDA enforcement action regarding unapproved timed-release products containing guaifenesin in combination with other active ingredients, similar to Mucinex D and Mucinex DM and their maximum strength versions. This revenue range assumes, among other things, an “average” cough/cold season.

Gross Margin
•	As a ratio to net sales, Adams expects to produce a gross margin in the range of 73 to 74 percent for fiscal 2008, reflecting anticipated higher revenue of lower-margin products, including the line of Maximum Strength Mucinex, Mucinex D (related to the FDA enforcement action) and Delsym.
Operating Expenses
•	The rate of growth for Adams’ fiscal 2008 operating expenses is expected to trail the rate of top-line sales growth as the Company begins to experience meaningful financial leverage in its business.
o	Adams expects selling, general and administrative expenses in fiscal 2008 to include legal expenses related to the ongoing patent infringement lawsuit against Perrigo. As previously disclosed on Aug. 21, Perrigo submitted an abbreviated new drug application (ANDA) for guaifenesin 600 mg single-ingredient extended-release tablets.

o	Adams expects product development expenses to include costs related to fulfilling the requirements for obtaining final FDA approval of Mucinex with Codeine. Adams anticipates that these costs will be absorbed within the $5 to $7 million previously budgeted for pre-launch marketing expenses for the product. This expense was previously included in the fiscal 2008 guidance.
Diluted Earnings Per Share
•	As previously disclosed in an Oct. 29 press release, Adams expects fiscal 2008 diluted EPS to be at the high end or slightly exceed the previous diluted EPS guidance range of $1.55 to $1.75

•	As also disclosed in an Oct. 29 press release, Adams expects fiscal 2009 diluted EPS to grow in excess of 30 percent.
Fiscal First Quarter 2008 Conference Call and Webcast
Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) is scheduled to announce its sales and earnings results for the fiscal first quarter of 2008 on Thursday, Nov. 8, 2007, before the market opens. At 9:00 a.m. (ET) on that day, Adams management will conduct a conference call to review the fiscal first quarter results.
To listen live to the call, dial 1-877-669-8882 or 1-706-758-9391. A replay of the call will be available starting at approximately 11 a.m. on Nov. 8 through 5 p.m. on Nov. 15. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID # 19788386.
A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Adams web site, http://www.adamsrt.com. A replay of the webcast will be available starting at approximately 11 a.m. on Nov. 8 through 5 p.m. on Dec. 7.
PLEASE NOTE: A slide presentation to accompany the audio webcast of the conference call will be available by going to the Investor Relations/News and Events section of Adams web site, http://www.adamsrt.com.

About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
Forward-Looking Statements
This press release contains certain “forward-looking” statements, including the FDA’s approval of Adams’ NDA for Mucinex with Codeine; the expansion and diversification of the Company’s product portfolio; increased sales of Mucinex D, Mucinex DM and their maximum strength versions as a result of the FDA’s enforcement action; achievement of OTC respiratory market leadership; increased revenue from lower-margin products; Adams’ costs related to its patent lawsuit and its NDA filing for Mucinex with Codeine; and the Company’s future financial performance and growth. Such forward-looking statements can be identified by the words “believe,” “will,” “expect,” “estimate,” “anticipate” and similar expressions and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, among others, the Company’s ability to maintain the success of its existing products and successfully introduce and commercialize new products; an FDA decision not to approve the Company’s NDA filing for Mucinex with Codeine; the Company’s ability to achieve projected growth and sales; competition from other branded and generic products; the severity of the cough and cold season; seasonality of product sales and other risk factors set forth Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007. Except to the extent required by applicable securities laws, Adams is not under any obligation to (and expressly disclaims any such obligation to) update its forward-looking statements, whether as a result of new information, future events, or otherwise. All statements contained in this press release are made only as of the date of this release.
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Source: Adams Respiratory Therapeutics, Inc.

Adams Respiratory Therapeutics, Inc.
Consolidated Statements of Income
(Amounts in thousands, except per share amounts)

	Three Months ended
	September 30,
	2007	2006
	(unaudited)
Net sales	$109,976	$90,142
Cost of goods sold	28,494	29,358

Gross margin	81,482	60,784

Selling, marketing & administrative	29,881	29,983
Product development	6,264	6,287
Other, net	(831)	(879)

	35,314	35,391

Income before income taxes	46,168	25,393
Provision for income taxes	16,929	9,215

Net income	$29,239	$16,178

Income per common share
Basic	$0.82	$0.46
Diluted	$0.79	$0.44

Weighted-average of common shares used in income per share calculation
Basic	35,826	35,014
Diluted	37,184	36,965
Adams Respiratory Therapeutics, Inc.
Net Sales by Product
(Amounts in thousands, except per share amounts)

	Three Months Ended
	September 30,
Product	2007	2006
Mucinex SE	$45,455	$40,772
Mucinex DM	33,872	24,259
Mucinex D	10,102	6,948

Total oral-solid adult Mucinex products	89,429	71,979
Mucinex nasal sprays	3,307	—
Mucinex products for children	7,344	9,950
Humibid SE	—	53
Delsym	9,896	8,160

Net Sales	$109,976	$90,142